EXHIBIT 99.1

Pennsylvania Legislature Releases Report on the Economic and Environmental Benefits of a Competitively-Bid Nutrient Reduction Program

January 24, 2013. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB/BB: BNET), an environmental services company that provides cleantech and waste treatment solutions to the livestock industry, announced today that on January 22 the Pennsylvania Legislative Budget and Finance Committee published a study detailing the economic and environmental benefits that would result from the implementation of a competitively bid, request for proposal (RFP) program for nitrogen reductions to fulfill Pennsylvania’s obligations under the US EPA-mandated Chesapeake Bay Total Maximum Daily Load (CB TMDL). Links to both the full report and a summary are available on the homepage of Bion’s website at www.biontech.com.

The study demonstrates that such a RFP program would result in dramatically lower cost compliance with Pennsylvania’s requirements under the CB TMDL and would also provide a host of additional environmental and economic benefits to Pennsylvania’s interior freshwater resources and communities.

The report (which references Bion in numerous places) concluded that:

(1)

Adoption of the competitively-bid RFP program would reduce Pennsylvania’s Chesapeake Bay nutrient reduction compliance costs by up to 80% through the purchase of verified nitrogen reductions from all public and private sector sources, including technology providers such as Bion.  The report estimates that adoption of a competitive RFP program for nitrogen reductions would result in reducing Pennsylvania’s compliance expenditures from a projected cost of $628M to $110M in 2015 and from $1.7B to $250M in 2025.  The report further concludes that absent the implementation of cost-cutting measures, Pennsylvania’s compliance with the stormwater and agricultural reduction mandates in the CB TMDL standard is at risk as there is insufficient funding available to comply under today’s existing cost structure. The CB TMDL was established by the US EPA to protect and restore the Bay after decades of decline in water quality and aquatic life due to excess nitrogen from the surrounding watershed.

(2)

The use of verified nitrogen reductions from agricultural (and primarily livestock) sources to achieve CB TMDL compliance will generate substantial economic and environmental benefits, well beyond the cost savings of the CB TMDL compliance itself.  These ancillary benefits are in the form of increased agricultural investments and significant improvements to the State’s local fresh water resources.

(3)

Adoption would significantly reduce nitrogen and phosphorous impacts to local freshwater resources such as streams, lakes and groundwater, thereby reducing long term freshwater quality compliance costs. These local reductions would be a by-product of achieving Chesapeake Bay reductions since it requires (on average) the upstream reduction of two to five pounds of nitrogen and as much as twenty pounds of phosphorous to achieve a one pound reduction of these nutrients to the Chesapeake Bay.  The long term economic value and environmental benefits to interior freshwater sources could well be greater than the downstream estuary cost savings and benefits.

The study’s conclusions support adoption of a competitive bidding platform for nitrogen reductions as a cost-effective solution to the high costs facing state and local tax and rate payers. The study also demonstrates that this strategy would provide tangible environmental, economic, quality of life and health benefits to those upstream rural communities which have shouldered much of the economic cost of downstream nutrient reductions, with little or no benefit to their local communities.

Pennsylvania is ‘ground zero’ in the long-standing clean water battle between agriculture and the further regulation of agriculture relative to nutrient impacts. The ability of Bion and other technology providers to achieve verified reductions from agricultural non-point sources can resolve the current stalemate and enable a constructive solution that benefits all stakeholders, providing a mechanism that ensures that taxpayer funds will be used to achieve the most beneficial result at the lowest cost, regardless of source. All sources, point and non-point, rural and urban, will be able to compete for tax payer-funded nitrogen reductions in a fair and transparent process; and since payment from the tax and rate payers will now be performance-based, these providers will be held financially accountable.

The overwhelming environmental, economic, quality of life and public health benefits to all stakeholders in the watershed, both within and outside of Pennsylvania, make the case for adoption of the strategies outlined in the study not an issue of ‘if’, but of ‘when and how’. The adoption of a competitive procurement program will significantly impact technology providers that can deliver verified nitrogen reductions, such as Bion, by allocating existing tax- and rate payer clean water funding to low cost solutions based upon a voluntary and transparent procurement process.

Integration of a competitively-bid nutrient reduction program to achieve the goals for the Chesapeake Bay watershed can also provide a working policy model and platform for other states to adopt that will enhance their efforts to comply with both current and future requirements for local and federal estuarine watersheds, including the Mississippi River/Gulf of Mexico, the Great Lakes Basin and other nutrient-impaired watersheds.

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Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented, next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides in the waste stream. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy. Bion’s technology enables the reduction of nutrients and other pollutants from existing livestock operations, as well as the ability to develop new, state-of-the-art livestock facilities in strategic locations with minimal environmental impacts and substantially improved resource and operational efficiencies

In August 2012, Bion’s system at Kreider Dairy, a 2,000 cow dairy facility in Lancaster County, Pennsylvania, was issued a full and final water quality permit and its nitrogen reduction verification plan has been approved by the PA Department of Environmental Protection.  Verified nitrogen reductions from Bion’s treatment of dairy and other livestock waste can be used to meet Pennsylvania’s requirement to reduce nitrogen flowing to the Chesapeake Bay under the US EPA-mandated Total Maximum Daily Load (TMDL). Bion can achieve these reductions at Kreider Farms (and potential future operations) at a fraction of the cost of traditional solutions that remove nitrogen at downstream ‘point sources’ such as municipal waste water treatment plants, power plants and other industrial facilities, and the treatment of storm water runoff. For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

 This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct

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